Exhibit 10.18

Amendment to Stock Option Grant Agreements and

Restricted Stock Grant Agreements

This Amendment to Stock Option Grant Agreements and Restricted Stock Grant Agreements is entered into as of April 1, 2019 (the “Effective Date”), between The Kroger Co., an Ohio corporation (“Kroger”), and Christopher Hjelm (“you”).

Section I.  Stock Option Agreements.

1.   Under one or more of its Long-Term Incentive Plans, you and Kroger entered into the following agreements (collectively, the “Stock Option Agreements”):

a.   Non-Qualified Stock Option Grant Agreement dated July 15, 2015;

b.   Non-Qualified Stock Option Grant Agreement dated July 13, 2016;

c.   Non-Qualified Stock Option Grant Agreement dated July 13, 2017; and

d.   Non-Qualified Stock Option Grant Agreement dated July 13, 2018.

Pursuant to the Stock Option Agreements, Kroger granted to you nonqualified stock options to purchase Kroger common shares (the “Stock Options”).

2.   In acknowledgement of your retirement leadership transition and subject to the letter agreement between you and the Company dated April 1, 2019 (the “Letter Agreement”):

a.    Paragraph 7 of each of these Stock Option Agreements is deleted in its entirety and replaced with the following:

“7. For so long as you are fully in compliance with the Letter Agreement, your options will continue to vest through July 13, 2021, and you will be permitted to exercise the options that vest through July 13, 2021 throughout the remaining term. No options will vest after July 13, 2021; all options that would have vested after July 13, 2021 will be forfeited. If you die or become disabled, as determined by us, prior to July 13, 2021, without your having previously been out of compliance with the Letter Agreement, your options that would have vested through July 13, 2021 will become exercisable and your personal representative will be permitted to exercise those options throughout the remaining term.

In the event that you fail to comply with any of the terms of the Letter Agreement, then any unvested stock options shall be forfeited immediately, and Kroger will be entitled to pursue any other remedies available to it.  If any portion of the option is exercisable prior to forfeiture, you or your personal representative will have one year or the reminder of the ten year term, whichever is shorter, to exercise the option.”

b.   The initial phrase of Paragraph 8 of each of these Stock Option Agreements is deleted in its entirety and replaced with the following: “8. This option becomes immediately exercisable to the extent it would have vested through July 13, 2021 as provided in Section 7 above, if at any time prior to July 13, 2021, any of the following occur without your having previously been out of compliance with the Letter Agreement:”

c.    Paragraph 13 of each of these Stock Option Agreements is deleted in its entirety.

d.   The Letter Agreement is hereby incorporated by this reference into each of the Stock Option Agreements.

e.    Except as amended above, the Stock Option Agreements remain unchanged.

Section II.  Restricted Stock Agreements.

1. Under one or more of its Long-Term Incentive Plans, you and Kroger entered into the following agreements (collectively, the “Restricted Stock Agreements”):

a.   Restricted Stock Grant Agreement dated July 15, 2015;

b.   Restricted Stock Grant Agreement dated July 13, 2016;

c.   Restricted Stock Grant Agreement dated July 13, 2017; and

d.   Restricted Stock Grant Agreement dated July 13, 2018.

Pursuant to the Restricted Stock Agreements, Kroger granted to you restricted stock (the “Restricted Stock”).

2.   In acknowledgement of your retirement leadership transition and subject to the Letter Agreement:

a.    Paragraphs 3 and 4 of each of these Restricted Stock Agreements are deleted in their entirety and replaced with the following:

“3. Upon your Retirement the restrictions on your shares will continue to lapse in accordance with the vesting schedule outlined in paragraph 7, through July 13, 2021, and upon lapsing of those restrictions those shares will no longer be subject to the risk of forfeiture and will be free of the restrictive legend.  No restrictions on any shares will lapse following July 13, 2021; all shares for which restrictions have not lapsed will be forfeited. For purposes of this Agreement, a Retirement will be deemed to occur upon your separation of employment as determined under the terms of the Letter Agreement. In the event that you fail to comply with any of the terms of the Letter Agreement, then all shares for which restrictions have not yet lapsed will be forfeited immediately, and will entitle us to pursue any other remedies available to Kroger.

4. In the event of your death, disability (as determined by the Committee), or a “Change in Control” as defined below, prior to July 13, 2021, without your having previously been out of compliance with the Letter Agreement, the restrictions on the tranche of shares that pursuant to Paragraph 3 above would have become un-restricted on or prior to July 13, 2021 will lapse, the shares no longer will be subject to the restrictions, and any new certificates issued to you or your legal representative for all shares theretofore subject to risk of forfeiture will be free of the foregoing legend.”

b.   The Letter Agreement is hereby incorporated by this reference into each of the Restricted Stock Agreements

c.   Except as amended above, the Restricted Stock Agreements remain unchanged.

The parties have executed this amendment as of the Effective Date.

The Kroger Co.

By	/s/ W. Rodney McMullen
W. Rodney McMullen
Chairman of the Board and Chief Executive
Officer

(“you”)

/s/ Christopher Hjelm
Christopher Hjelm